UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 15, 2006

SYS
(Exact Name of Registrant as Specified in Charter)

California	000-04169	95-2467354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5050 Murphy Canyon Road, Suite 200, San Diego, CA 92123
	(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code		858-715-5500

(None)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 15, 2006, SYS (“the Company”) issued a press release reporting its preliminary operating results for the third quarter and nine months of its fiscal year ending June 30, 2006. In connection with that press release, Cliff Cooke, CEO, and Ed Lake, CFO, participated in a conference call to discuss the Company’s financial results for the recent quarter.  A copy of the press release issued by the Company concerning the foregoing results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

Exhibits

99.1  Press Release, dated May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.

SYS (Registrant)

Date: May 15, 2006	By:	/s/ Michael W. Fink
Michael W. Fink, Secretary

EXHIBIT INDEX
Exhibits:

Exhibit 99.1         Press release dated May 15, 2006.

NEWS ANNOUNCEMENT

SYS Contact: Edward M. Lake Chief Financial Officer 858-715-5500 Email: investmentinfo@systechnologies.com

SYS TECHNOLOGIES REPORTS PRELIMINARY THIRD QUARTER AND NINE MONTH FISCAL 2006 RESULTS

-Quarterly and Nine Month Revenues Up 22.9% and 19.7%; Quarterly Loss Results in YTD Loss

SAN DIEGO, CA -- SYS Technologies, (AMEX: SYS), a leading provider of information connectivity solutions that enable real-time, complex decision-making, today announced its preliminary operating results for the third quarter and nine months of its fiscal year ending June 30, 2006.

Ed Lake, Chief Financial Officer at SYS, said, “Our revenues for the third quarter of fiscal 2006 are anticipated to have increased 22.9% to $13.4 million from the $10.9 million reported in the third quarter of fiscal 2005. The Company is expected to have incurred a loss from operations of $1.8 million and a net loss of $1.3 million in the third quarter of fiscal 2006 compared to income from operations of $651,000 and net income of $321,000 in the third quarter of fiscal 2005. Fully diluted EPS is expected to be $(.10) in the third quarter of fiscal 2006 compared with $.03 in the third quarter of fiscal 2005.

He added, “We regret that there is a delay with announcing final results. Our independent public accountants have not completed their review of our accounting treatment of unabsorbed indirect cost variances on an interim basis, which is described in more detail below, and our accounting assessment of potential impairment of long-lived assets under SFAS 144. Management does not anticipate any changes to the numbers reflected herein and given the significance of the results of operations during the current quarter and its impact on the year to date, we felt compelled to report these results irrespective of the status of the quarterly review by our independent public accountants.”

The increase in revenues in the third quarter was primarily attributable to the acquisitions of Web Technologies, Logic Innovations and cVideo which collectively accounted for $1.9 million of revenues during the quarter. Additional increases were derived from support of C4ISR initiatives such as the FORCEnet Assessments, Integrated Autonomous Network Management, Decision Support Systems and sensor network programs which grew by approximately $800,000 over the prior year. These total increases of approximately $2.7 million were offset by a net $300,000 reduction in revenues on the legacy business programs.

Expected revenues for the nine month period of fiscal 2006 increased 19.7% to $38.9 million compared to $32.5 million in the same period for the prior year. The Company is expected to have incurred a loss from operations of $525,000 and a net loss of $664,000 for the nine month period of fiscal 2006 compared to income from operations of $1.8 million and net income of $881,000 in the same period of fiscal 2005. Fully diluted EPS is expected to be $(.06) for the nine months of fiscal 2006 compared with $.09 for the same period of fiscal 2005.

Cliff Cooke, Chief Executive Officer of SYS, said, “Our loss is attributable specifically to the following:
1.
A significant continuing delay in several DoD programs originating in the continuing resolution at the beginning of the Government’s fiscal year in October 2005, resulting in a significant drop in internally budgeted growth in this business area;

2.	Management’s decision to continue the Company’s strong commitment to balancing our services business with the development of new products;
3.	Complexities in several new product development activities which resulted in a six month delay in launching several new products and in increased research and development costs;
4.	Management’s decision to not reduce staff and not to pass on significant portions of our variance in rates to our federal customers;
5.
As a result of lower than expected direct contract activity, the ratio of year-to-date indirect expenses compared to direct contract costs has exceeded budgeted amounts and, in certain cases the excess is not billable to customers. The unabsorbed indirect cost variance in the amount of approximately $1.6 million was expensed in the third quarter of 2006.”

In addition Cooke said, “As we have previously discussed, FY 2006 was intended to be a year of transition for SYS as it nears the 40th anniversary of its founding. To execute on our acquisition growth strategy and to diversify our capabilities to include both products and services and to expand our customer base in both the DoD and non-DoD markets, we have significantly raised the level of spending on product development and integration, sales and marketing and infrastructure support. During the quarter the Company completed a private placement of $6.25 million in which management and Directors contributed $2.0 million, to support this growth strategy.”

Mr. Cooke continued, “We have outlined the risks associated with this strategy and transition process in our MD&A discussions. These risks primarily revolve around timing including: (i) as certain DoD legacy revenues decrease new revenues from new DoD customers need to be generated; (ii) product development, integration and launch need to be followed by revenue streams in a timely manner and lastly; (iii) growth in infrastructure needs to coincide with the acquisition integration process to effectively manage the integrated businesses. These risks have to then be balanced against the inherent risks in managing our core defense business.”

Ed Lake, Chief Financial Officer of SYS, said “We have very effectively managed indirect rates in the past such that nearly all indirect costs have been profitably absorbed by contract activity and in the past several years no significant variances have been charged to the income statement on a quarterly or year-end basis. However, management has made the determination that, due to the factors discussed above, unfavorable rate variances will not be absorbed by the end of the year. This variance, which amounted to $1.6 million, was allocated on an approximately equal basis between costs of revenues and SG&A in the current quarter’s income statement based on the origin of the variance.”

Mr. Cooke added. “We’ve had several key accomplishments both during and just subsequent to the third quarter, including:

•	We’ve won several new contract awards including a Phase III SBIR for $75.0 million for our TAPS product and approximately $11.0 million of other contract awards;
•	We completed the acquisition of Reality Based IT Services (RBIS), a provider of highly secure network solutions which bolsters our capabilities and adds new customers in the DoD market;
•	We’ve launched Version 6.0 of our Marathon Digital Video Recorder (DVR) software;
•
We’ve announced a significant new contract with Broadband Learning Corporation (BLC) a leader in distance learning to purchase the Logic Innovations Content Distribution System (CDS) to enable the delivery of Broadband University professional certification courses to institutional customers in the HealthCare, Financial Services, Enterprise and Educational markets;

•	We’ve consolidated all of our product development activities in the PSSIG group in one central geographic location;
•	We expect to launch several new products in the next two quarters that we anticipate will start generating revenues shortly thereafter;
•	We have added to our sales and marketing capabilities and are developing channel partner relationships to effectively roll out these new products;
•	We have completed a significant portion of the transition and integration efforts of our previously acquired companies during the quarter and are in process of integrating RBIS.”

Cooke concluded, “The bottom line is that we are approximately two quarters behind on our product launch and product integration schedules which has required utilizing personnel that might have otherwise been billable to be used to complete key product development initiatives and has also pushed most of those anticipated revenue streams into the first half of next year. We remain very excited about the opportunities that lie ahead, and are confident that our strategy of integrating technologies from our various business units will result in unique solutions for our current and targeted customer base. The actions we have taken will put us in the position to hit the road running for fiscal year 2007 beginning in July of 2006, having achieved the first part of our acquisition strategy by acquiring targeted companies, beginning the transition of the Company’s profile to have a combination of products and service in multiple markets, raising capital through institutional investors and increasing overall Company awareness.”

SYS management will host a conference call on Monday, May 15, 2006 at 11:00 a.m. EST (8:00 a.m. PST) to discuss its financial results for the recent quarter and to answer questions. Participating in the call will be Cliff Cooke, Chief Executive Officer, and Ed Lake, Chief Financial Officer.

To participate in the live call, please dial 866-543-6411 from the U.S. or, for international callers, please dial 617-213-8900, pass code #40556331, approximately 15 minutes before the start time. A telephone replay will be available for two weeks by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and entering pass code #78547816. To listen to the conference call live via the Internet, visit SYS' web site at www.systechnologies.com. Please go to the web site 15 minutes prior to its start to register, download and install the necessary audio software. A replay will also be available on SYS' web site.

About SYS Technologies

SYS Technologies (AMEX: SYS), is a leading provider of information connectivity solutions that capture, analyze and present real-time information to decision makers.  Using interoperable communications software, sensors, digital video broadcast and surveillance technologies, wireless networks, decision-support tools and Net-centric technologies, our technical experts enhance complex decision-making. We also provide solution lifecycle support with program, financial, test and logistical services and training.  Founded in 1966, SYS Technologies is headquartered in San Diego and has principal offices in California and Virginia. For additional information, visit www.systechnologies.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although SYS believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. Actual results could differ materially based upon a number of factors including, but not limited to, the state of economy, competition, unanticipated business opportunities, availability of financing, market acceptance, government regulation, dependence on key personnel, limited public markets and liquidity, shares eligible for future sale, continuation and renewal of contracts and other risks that may apply to the Company, including risks that are disclosed in the Company’s Securities and Exchange Commission filings, including its report on Form SB-2 filed on June 23, 2005, Form 10-KSB filed on September 28, 200, Form 10-Q filed on February 14, 2006, and Form S-3 filed on April 12, 2006.

SYS AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,	March 25,	March 31,	March 25,
	2006	2005	2006	2005

Revenues	$13,388,000	$10,944,000	$38,930,000	$32,513,000

Operating costs and expenses:
Costs of revenue	11,920,000	8,936,000	32,401,000	27,016,000
Selling, general and administrative	2,555,000	1,308,000	5,359,000	3,557,000
Research and development	744,000	49,000	1,695,000	109,000
Total operating costs and expenses	15,219,000	10,293,000	39,455,000	30,682,000

Income (loss) from operations	(1,831,000)	651,000	(525,000)	1,831,000

Other (income) expense:
Other income	(35,000)	(19,000)	(93,000)	(19,000)
Interest expense	123,000	130,000	313,000	366,000
Total other (income) expense	88,000	111,000	220,000	347,000

Income (loss) before income taxes	(1,919,000)	540,000	(745,000)	1,484,000

Income tax provision (benefit)	(586,000)	219,000	(81,000)	603,000

Net income (loss)	$(1,333,000)	$321,000	$(664,000)	$881,000

Net (loss) per share:
Basic	$(0.10)	$0.04	$(0.06)	$0.11
Diluted	$(0.10)	$0.03	$(0.06)	$0.09

Weighted average shares:
Basic	13,132,772	8,825,460	11,958,144	8,383,598
Diluted	13,132,772	11,276,234	11,958,144	11,044,063

SELECTED CONSOLIDATED FINANCIAL DATA

	March 31,	June 30,
	2006	2005

Cash	$6,238,000	$3,485,000

Accounts receivable, net	10,356,000	10,992,000

Notes payable, current and long-term	5,187,000	3,116,000

Stockholders' equity	23,724,000	15,404,000